EXECUTIVE OFFICER AMENDED AGREEMENT FOR JOHN MCDONALD

Amendment # 3 to
UPLAND SOFTWARE, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment #3 to the Executive Employment Agreement by and between Upland Software, Inc., a Delaware corporation (the “Company”) and John T. McDonald (“Executive”) dated March 28, 2017 and amended March 13, 2019 and November 12, 2020 (“Original Agreement”), is entered into as of January 30, 2024.

RECITALS

WHEREAS, the Company and Executive desire to amend Paragraph 3(a), Paragraph 3(c) and Paragraph 7(b) of the Original Agreement as of the date hereof.

AMENDMENTS

Paragraph 3(a) is hereby deleted and replaced in its entirety with the following:

“3(a) Base Salary. Effective as of January 1, 2024 and thereafter during the Employment Term (subject to any increase or decrease as described below), the Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $500,000 (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). During the Employment Term, Executive’s compensation shall be reviewed by the Board from time to time and at least once every 12 months. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.”

Paragraph 3(c) is hereby amended to add the following to the end thereof:

“If Executive transitions from his role as Chief Executive Officer and Chairman of the Company to a role as a member of the Board or a consultant to the Company (“Executive’s Continued Service”), Executive’s then outstanding equity awards shall continue to vest in accordance with their terms and the terms of the applicable equity incentive plan under which the awards were granted so long as Executive continues to serve in either such capacity; provided, however, upon a termination of Executive’s Continued Service by the Company or the Board without Cause, any such awards that are outstanding and unvested as of the date of such termination shall vest in full (with any such equity awards with performance-based vesting conditions vesting in full on an accelerated basis at the target level) on the termination date. Unless otherwise specified herein, Executive’s equity awards shall continue to be governed by the terms and conditions of the equity incentive plan under which the awards were granted and the applicable equity award agreements.”

Paragraph 7(b) is hereby deleted and replaced in its entirety with the following:

“7(b) Termination Without Cause by the Company; Termination For Good Reason by Executive. If the Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason, then Executive shall be entitled to receive (i) any earned but unpaid compensation, earned but unpaid Bonus, and accrued but unpaid vacation pay and any Expense Reimbursement, (ii) severance in the form of continuation of Executive’s Base Salary in effect on the effective date of termination for a period of twelve (12) months after the date of such termination to be paid periodically in accordance with the Company’s normal payroll practices, (iii) reimbursement of any health care benefit continuation premiums for a period of twelve (12) months after the date of such termination, provided Executive timely elects continuation of coverage under COBRA or applicable state law, and (iv) any equity awards that are outstanding and unvested at the time of such termination shall become fully vested (with any such equity awards with performance-based vesting conditions vesting at the target level) effective upon the date of such termination; provided, however, that Executive’s right to receive the amounts set forth in clauses (ii), (iii) and (iv) above shall be conditioned upon Executive’s and Executive’s wife’s execution and delivery (without revocation) of a general release of claims in favor of the Company and affirmation of Executive’s other continuing obligations dated as of the date of termination; provided, further, that such COBRA premium reimbursements set forth in clause (iii) shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees and Executive shall be required to notify the Company of such other employment prior to the effective date thereof. Notwithstanding the foregoing, upon Executive’s material breach of this Agreement or the Proprietary Information Agreement (as defined in Section 11), the Company shall no longer be obligated to pay any amounts set forth in clauses (ii) and (iii), and Executive shall not be entitled to receive any further monthly installments of the severance payments set forth in clauses (ii) and (iii).

Except as specified in this Amendment #3, all terms and conditions of the Original Agreement shall continue in full force and effect and otherwise remain unchanged.

IN WITNESS WHEREOF, each of the parties has executed this Amendment # 3 to the Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

“COMPANY”
Upland Software, Inc.

By:
Name:
Title:

“EXECUTIVE”

John T. McDonald